WALKERS	EXHIBIT 5.2

31 January 2003	Our Ref: JC/ajm/P135-37803

Petrobras International Finance Company

Dear Sirs

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the prospectus prepared as part of the prospectus prepared as part of the Registration Statement on Form F-4 (the “Prospectus”) filed with the United States Securities and Exchange Commission by Petrobras International Finance Company (the “Company”) for the purpose of registering under the United States Securities Act of 1933 (the “Act”) the Company’s US$500,000,000 9-1/8% Senior Notes due February 2007 (the “Notes”).

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto (the “Documents”).

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto and the content of the certificates referred to at Schedule 1 paragraphs 5 and 6, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Notes nor upon the commercial terms of the transactions contemplated by the Notes.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the laws of the Cayman Islands:

1.	The Notes have been duly authorised, and when executed and delivered, will have been duly executed and delivered by the Company.

2.
The statements contained in the Prospectus constituting part of the Registration Statement under the captions “Difficulties in Enforcing Civil Liabilities Against Non-U.S. Persons” and “Cayman Islands Tax Considerations” insofar as such statements constitute summaries of the legal matters, documents and procedures under the laws of the Cayman Islands fairly summarise the matters referred to therein.

3.
There are no stamp duties (other than the stamp duties mentioned in qualification 1 of Schedule 3), income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the registration of the Notes, the enforcement or admissibility in evidence of the Notes or

Walker House, P.O. Box 265GT, Mary Street
George Town, Grand Cayman, Cayman Islands
T 345 949 0199 F 345 949 7886
www.walkers.com.ky

EXECUTION VERSION

on any payment to be made by the Company or any other person pursuant to the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption “Legal Matters” contained in the Prospectus.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully,

WAYNE PANTON

(signed by Wayne Panton, a
partner on behalf of
WALKERS)

EXECUTION VERSION

Schedule 1

List of Documents Examined

1.	the Memorandum and Articles of Association of the Company;

2.	a Certificate of Good Standing in respect of the Company dated 4 October 2002 issued by the Registrar of Companies;

3.	copies of minutes of a meeting of the Board of Directors of the Company dated 15 February 2002 and 25 February 2002 (the “Resolutions”);

4.	copies of the Powers of Attorney given by the Company in favour of the Attorneys named therein dated 15 February 2002 and 25 February 2002 (the “Powers of Attorney”);

5.	a certificate addressed to Walkers on behalf of the Company in respect of the Powers of Attorney;

6.	a certificate addressed to Walkers on behalf of the Company in respect of the accuracy and completeness of all documents and corporate records provided to Walkers in connection with this opinion;

7.	(a) the Prospectus;

(b)
the Amended and Restated Registration Rights Agreement dated 28 February 2002 made between the Company, Petróleo Brasileiro S.A.—Petrobras and the initial purchasers named therein (the “Registration Rights Agreement; and

8.	the corporate records and minute book of the Company provided to us by the Registered Office of the Company on 23 January 2003; and

9.	such other documents as we have considered necessary for the purposes of rendering this opinion.

EXECUTION VERSION

Schedule 2

Assumptions

The opinions hereinbefore given are based upon the following assumptions:

1.
There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the F4 Registration Statement, the Notes or the Registration Rights Agreement.

2.
The Registration Rights Agreement and the Notes are within the capacity and powers of and have been or will be duly authorised, executed and delivered by each of the parties thereto (other than the Company) and constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

EXECUTION VERSION

Schedule 3

Qualifications

1.
Cayman Islands stamp duty will be payable if any of the Notes are executed in, brought to, or produced before a court of the Cayman Islands. Such duty would be CI$0.25 per CI$100 or part thereof of the face value of such Note, subject to a maximum of CI$250, is payable, unless the Company pays a duty of CI$500 in respect of the issue of the Notes.